Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120213) pertaining to the Radiation Therapy Services, Inc. Second Amended and Restated 1997 Stock Option Plan and the Radiation Therapy Services, Inc. 2004 Stock Incentive Plan of our report dated February 14, 2005, except for Notes 2, 3, 6, 8, 10 and 18 as to which the date is May 10, 2005, with respect to the consolidated financial statements of Radiation Therapy Services, Inc. and subsidiaries included in this Annual Report on Form 10-K/A for the year ended December 31, 2004.

Certified Public Accountants

Tampa, Florida

May 10, 2005